Exhibit s(9)

ADDENDUM M – Fund Securities Valuation Procedures

Dated January 2017, as amended through December 3, 2019

SECTION l. INTRODUCTION

As provided in the prospectus, the Fund calculates its net asset value per share ("NAV") as of the close of the New York Stock Exchange, typically 4:00 p.m., Eastern Time ("Valuation Time") on each business day that the NYSE is open. These procedures, including the delegation of certain responsibilities by the Board of Trustees of the Fund, are adopted in order to ensure that the Fund calculates NAV on a timely and accurate basis.

The Board is responsible for determining and monitoring the value of the Fund's assets. The Board has established a Valuation Committee to which it has delegated certain responsibilities in this regard. The Valuation Committee shall consist of the relevant Fund’s Portfolio Manager(s); the Chief Compliance Officer of the Investment Adviser and the Fund; and certain individuals designated by the Administrator in addition to other individuals who may be designated by the Investment Adviser. In its capacity as Fund Accountant, AFS receives or computes the value of each investment security and other asset held by the Fund and computes the NAV for the Fund by dividing the value of the Fund's assets (less any liabilities) by the total shares of the Fund outstanding. To determine the value of each asset of the Fund, AFS shall value the Fund's securities and perform certain other calculations in accordance with these Procedures and as directed by the Board of Trustees.

SECTION 2. VALUATION STANDARDS

(a) Fund Investments.

(i) Fund investments (including foreign currencies, options, futures contracts, swaps, collars, floors and other contracts relating to securities) (hereinafter referred to as "securities") for which market quotations are readily available are to be valued at current market value as of the Valuation Time in accordance with these Procedures.

(ii) Fund securities for which market quotations are not readily available are to be valued at fair value as determined by the Fund's Fair Value Committee as of the Valuation Time in accordance with these Procedures ("Fair Value Determinations").

(b) Other Assets and Liabilities. Other assets (such as receivables and capitalized start-up costs) and liabilities (such as payables and borrowings by the Fund) are to be valued at their book value absent a determination by the Board to value them on another basis.

(c) Liquidity. The Investment Adviser is responsible on an ongoing basis for determining the liquidity of securities. The Fund has adopted Liquidity Procedures (Appendix A), which are to be read in conjunction with these Procedures.

SECTION 3. ORDINARY PRICING PROCEDURES

(a) Exchange Traded Securities. Securities traded or dealt in upon one or more securities exchange (whether domestic or foreign) for which market quotations are readily available and not subject to restrictions against resale shall be valued:

(i)       at the last quoted sales price on the primary securities exchange (or in the case of NASDAQ securities, at the NASDAQ Official Closing Price) or, in the absence of a sale,

(ii)       at the last bid on the primary exchange.

(b) Non-Exchange Traded Securities. Securities not traded or dealt upon any securities exchange for which over-the-counter market quotations are readily available shall be valued by a third-party pricing service which assigns a value based on the mid-point between the average bid prices and the average offer prices most recently submitted by broker-dealers that regularly make markets in such securities.

(c) Options and Futures Contracts.

(i)	Options contracts, including those listed on a securities exchange, board of trade, or over-the-counter market shall be valued at the midpoint of the last reported bid price and ask price on the valuation date.

(ii)	Futures are valued based on their daily settlement value.

(d) Short-term Debt Obligations. Short-term debt obligations with remaining maturities in excess of sixty days are valued at current market prices, as discussed above. Short-term securities with sixty days or less remaining to maturity are, unless conditions indicate otherwise, amortized to maturity based on their cost to the Fund if acquired within sixty days of maturity or, if already held by the Fund on the sixtieth day, based on the value determined on the sixty first day.

(e) Structured Credit and Other Debt Securities. Structured credit and other similar debt securities including, but not limited to CDO debt and equity securities, ABS securities, CMBS, securities, and other securitized investments backed by certain debt or other receivables (collectively “Structured Credit Securities”) are valued on the basis of valuations provided by dealers in those instruments and/or independent pricing services recommended by the Investment Adviser and approved by the Board of Trustees. In determining value, dealers and pricing services will generally use information with respect to transactions in the securities being valued; quotations from other dealers; market transactions in comparable securities; analyses and evaluations of various relationships between securities; and yield to maturity information.

The Investment Adviser will, based on its reasonable judgment, select the dealer or pricing service quotation that most accurately reflects the fair market value of the Structured Credit Security while taking into account the information utilized by the dealer or pricing service to formulate the quotation in addition to any other relevant factors. In the event that there is a material discrepancies between quotations received from third party dealers or the pricing services the Investment Adviser may (i) use an average of the quotations received or (ii) select an individual quotation that the Investment Adviser, based up its reasonable judgment, determines to be accurate. In any instance in which the Investment Adviser selects a single bid pursuant to section (e)(ii), the Investment Adviser will provide to the Fair Value Committee an analysis of the factors relied upon in the selection of the relevant quotation.

(f) Securities Traded on More Than One Exchange. If a security is traded or dealt in on more than one exchange, or on one or more exchange and in the over-the-counter market, quotations from the market in which the security is primarily traded shall be used.

(g) Currencies and Related Items. The value of foreign currencies and of foreign securities whose value is calculated in a foreign currency shall be translated into U.S. dollars based on the mean of the current bid and asked prices by major banking institutions and currency dealers.

(h) Pricing Agents. If necessary, AFS shall employ, at the Fund's expense, independent pricing agents of the type commonly used in the investment fund industry (e.g. Interactive Data Corporation, Standard & Poor's, Bloomberg, Muller Data Corporation, Kenny Information Systems, Inc. and Merrill Lynch Pricing Service) to provide current market values. International securities that are fair valued under Section 4(a)(v), below, will utilize prices provided by Interactive Data Corporation. Debt securities may be valued at prices supplied by the Fund's pricing agents based on broker or dealer supplied valuations or matrix pricing, a method of valuing securities by reference to the value of other securities with similar characteristics, such as rating, interest rate and maturity. Absent special circumstances, valuations for a type of instrument should all be made through the same pricing agent.

(i) Current Market Value Review. If, in the judgment of the Investment Adviser, the value of a security as determined in accordance with this Section 3 does not represent the fair market value of the security for any reason, the Investment Adviser shall so inform the Fair Value Committee and a meeting of the Board may be called to decide whether or not to make a Fair Value Determination. No Fair Value Determination shall be made without consideration of readily available market quotations.

(j) Accounting Requirements. Securities purchases and sales shall be reflected no later than one business day following the date of the trade. Expenses and income shall be accrued daily and dividend income is to be accrued as of the ex-dividend date.

SECTION 4. FAIR VALUE DETERMINATIONS

(a) Securities Subject to Fair Value Determinations. Fair Value Determinations are required for the following securities:

(i) securities for which market quotations are insufficient or not readily available at the Valuation Time on a particular business day (including securities for which there is a short and temporary lapse in the provision of a price by the regular pricing source),

(ii) securities for which, in the judgment of the Investment Adviser, the prices or values available do not represent the fair value of the instrument. Factors which may cause the Investment Adviser to make such a judgment include, but are not limited to, the following: only a bid price or an asked price is available; the spread between bid and asked prices is substantial; the frequency of sales; the thinness of the market; the size of reported trades; and actions of the securities markets, such as the suspension or limitation of trading;

(iii) securities determined to be illiquid in accordance with the Liquidity Procedures;

(iv) securities with respect to which an event that will affect the value thereof has occurred (a "significant event") since the closing prices were established on the principal exchange on which they are traded, but prior to the Fund's calculation of its net asset value, and

(b) Obligations of the Investment Adviser.

(i) Identification of Need For Fair Value Determinations. Prior to or upon purchasing a security, the Investment Adviser:

(A) shall determine the nature and duration of any restrictions on trading in the security and any rights acquired with the security and

(B) if applicable, shall inform AFS and a Committee established by the Fund which shall include the Fund’s Portfolio Manager, one independent Director of the Fund’s Board of Directors, the Chief Compliance Officer, and a representative from the Administrator (collectively, the “Fair Value Committee) that the Investment Adviser believes that there will be insufficient market quotations readily available such that a Fair Value Determination will have to be made. The position held by the independent director on the Fair Value Committee shall rotate among the Fund’s three independent directors on an annual basis.

In the event that the Investment Adviser believes that there are insufficient market quotations readily available or that a significant event has occurred such that a Fair Value Determination will have to be made with respect to a security that is priced (or otherwise would normally be priced) in accordance with Section 3 of these Procedures, it shall so inform AFS and the Fair Value Committee.

(ii) Recommendations for Fair Value Determinations. In the event that the Investment Adviser believes a Fair Value Determination is required for a security that is priced (or otherwise would normally be priced) in accordance with Section 3 of these Procedures, the Fair Value Committee shall determine a method of valuing the security.

(iii) Review of Valuation Methodology. For each security valued by Fair Value Determination, the Fair Value Committee and the Investment Adviser shall monitor the continuing appropriateness of the valuation methodology used with respect to the security. In the event the Investment Adviser believes that the valuation methodology no longer produces a fair value of the security, the Investment Adviser shall immediately notify the Fair Value Committee.

(iv) Quarterly Board Reporting. The Fair Value Committee shall provide the Board at each regularly scheduled meeting of the Board with the following information:

(A) any pricing overrides currently authorized by the Fair Value Committee (see Section 4(c)below);

(B) a list of any securities that have been valued in accordance with a Fair Value Determination by the Fair Value Committee;

(C) a list of all sale prices for securities valued by Fair Value Determination; and

(D) Such other information as the Board deems relevant.

(E) The Investment Adviser shall provide the Board at each regularly scheduled meeting of the Board a list of all illiquid securities and restricted securities (including Rule 144A Securities) held by the Fund and the percentage of the Fund's portfolio represented by illiquid securities and restricted securities (see Section 5 of the Liquidity Procedures);

(c) Fair Valuation Determination Procedures.

In the event that the Fund holds or acquires a security for which a Fair Value Determination is required, the Fair Value Committee is authorized to and shall determine the fair value of the security.

At the meeting of the Fair Value Committee called for the purpose of valuing a security, the Fair Value Committee may request that a representative of the Investment Adviser familiar with the security describe to the Fair Value Committee the nature of the security, any circumstances requiring a determination by the Fair Value Committee and the Investment Adviser's recommended methodology for determining the fair value of the security.

(d) Standards For Fair Value Determinations.

As a general principle, the "fair value" of a security is the amount that the Fund might reasonably expect to realize upon its current sale. In accordance with FASB ASC 820 the Adviser has established a three-tier hierarchy in assessing fair value:

1.	Level 1 – quoted prices in active markets for identical securities.

2.	Level 2 – other significant observable inputs.

3.	Level 3 – significant unobservable inputs (including a Fund's own assumptions in determining the fair value of investments).

The fair valuing of any security will be reviewed by the Fair Value Committee no less than monthly.

The Fair Value Committee for RREDX shall determine the fair value of securities by utilizing the following criteria:

The fair valuing of any security will be reviewed by the Fair Value Committee no less than monthly.

Level 1 – quoted prices in active markets for identical securities.

Non Traded REITs do not often have quoted prices in active markets and Non Traded REIT transactions in the secondary markets can be infrequent. For example, firms such as Central Trade and Transfer, REITbid and research firms such as Direct Real Estate Spectrum provide information on average periodic pricing. These prices often represent a discount to the NAV reported by the REIT Sponsor. The Advisor will review any transaction prices available in these markets and after making an assessment of materiality (whether prices are the result of an “active market”), may fair value to these prices, or use the data in its fair value determination.

Level 2 – other significant observable inputs.

This Level of valuation applies to primarily two types of assets:

1)	Non Traded REITs - Basket of Daily NAV Non Traded REITs: The Advisor will evaluate the NAVs for Daily NAV Non Traded REITs and utilize them as a benchmark for its daily fair value determination of its Non Traded REIT positions.

2)	Private Equity - NOI growth projections: The Advisor will calculate a daily factor of the annual NOI growth estimates by sector, as published in Green Street Advisors’ Commercial Property Outlook, and utilize them as a benchmark for its daily fair value determination of its real estate private equity positions. On a monthly basis, when the data becomes available, The Green Street Commercial Property Price Index (CPPI) will be used as a comparative measure to the daily calculation. The Green Street CPPI is a time series of unleveraged U.S. commercial property values that captures the prices at which commercial real estate transactions are currently being negotiated and contracted. The index captures aggregate value changes in the commercial property sector. As such, this index is indicative of the pricing and assets private equity would be transacting on in the market. The Advisor will evaluate the price indicated by this methodology against the price derived from daily calculations, as outlined above, and true up or down as appropriate.

Listed REIT indices: The Advisor views Listed REIT indices, such as NAREIT, as incomparable to the investment profile of Non Traded REITs. This is because of a significant divergence of asset type (publicly traded REITs include exposure to a vast array of property types, including noncore real estate such as student housing and data centers, which are not part of Non Traded REIT portfolios or are an insignificant component of portfolios), business model (Listed REITs tend to have more actively managed business models, including development verses Non Traded REITs), leverage and balance sheet structure (Listed REITs often have different levels of leverage and different compositions of their capital structure versus Non Traded REITs) and return profile (Listed REITs retain more earnings, and hence have much lower dividend yields and potentially higher growth profiles. In turn this may increase their risk profile versus Non Traded REITs). See appendix for detailed comparison of Daily NAV Non Traded REITs to direct real estate index.

However in the event of large movements in the value of the NAREIT index, within a one month period, the Advisor may include such observation in its fair value consideration.

Private Credit – Book Value Growth for a Basket of Publicly Traded Commercial Mortgage REITs: The Advisor will calculate a daily factor based on the estimates for book value growth for a basket of commercial mortgage REITs. The factor will be the weighted average growth rate in estimated book value per share for the subsequent two quarters (based on Bloomberg consensus estimates for each of the component companies in the basket) divided by 70 (assumed business days per quarter). The factor will be updated on March 15, June 15, September 15, and December 15, unless those days fall on a weekend or holiday, in which case the factor will be updated on the first day on which the NYSE is open subsequent to the scheduled day

Other assets:

Any other assets in the portfolio, such as real estate credit investments, for which there aren’t prices quoted daily in active markets, pricing information will be obtained from broker marks and recent transaction data.

Level 3 – significant unobservable inputs (including a Fund's own assumptions in determining the fair value of investments).

The Advisor maintains its own internal valuation calculation for each position, based on commonly accepted inputs including: primarily Discounted Cash Flow (DCF), and also Net Asset Value (NAV) and Cash Flow Multiples (CFM).

Discounted Cash Flow: The Advisor will determine the present value of expected future cash flows, discounted by the total return hurdle the Advisor deems appropriate given its assessment of the risk of the cash flows.

Net Asset Value: in the event that the Sponsor of a Non Listed REIT has published a NAV, the Advisor will review the underlying assumptions of the NAV calculation and make any appropriate changes to reflect estimated changes in real estate market pricing or its own view of real estate market pricing.

Cash Flow Multiples: the Advisor will review the implied cash flow multiple of its internal valuation versus comparable investments for consistency with current market pricing.

Internal valuations will be used as a supplemental input for any fair value decisions, and will be presented to the Fair Value Committee each meeting.

Fair Value Committee

The Fair Value Committee (FVC) will meet no less than monthly to review the fair value pricing for any applicable holdings. The Fair Value Committee shall take into account the relevant factors and surrounding circumstances, which may include: (i) the nature and pricing history of the security; (ii) whether any dealer quotations for the security are available; (iii) possible valuation methodologies that could be used to determine the fair value of the security; (iv) the recommendation of the portfolio manager of the Fund with respect to the valuation of the security; (v) whether the same or similar securities are held by other Funds managed by the Adviser or other Funds and the method used to price the security in those Funds; (vi) the extent to which the fair value to be determined for the security will result from the use of data or formulae produced by third parties independent of the Adviser; and (vii) the liquidity or illiquidity of the market for the security.

Fair Value Committee Members:

1.	President of the Fund

2.	Portfolio Managers of the Fund

3.	Rotating Board Member (Independent Board Member)*

4.	Chief Compliance Officer of the Fund*

6.	Treasurer of the Fund*

7.	Jeffrey Blomstrom*

8.	ALPS Representatives (Fund Administrator):

-	Administration Personnel

-	Accounting Personnel

______________________________

* = voting member of the Fair Value Committee

In addition to the Fair Value Committee members listed above, other persons associated with the Funds and/or the Adviser(s) and involved in investment activity and/or administration of the Funds may be invited participants.

Policy Application to Portfolio Investments

Listed Securities

•	Priced at market value as determined by quoted prices in active markets for identical securities.

Non Listed Securities1

At time of purchase

•	Fair Value assets recorded as the purchase price at time of purchase, as stipulated in the Level 1 pricing. The most recent relevant trade in the security in question will be the actual purchase price and so the most readily available market price.

•	The purchase price may represent a discount to the Net Asset Value (NAV) reported by the Sponsor. There are various reasons why a security is priced at a discount to NAV, including illiquidity.

Following the time of purchase

Estimated New Fair Value

1)	Non Traded REITs: Following the time of purchase, the advisor will immediately benchmark the security to the average change in value in the basket of Daily NAV Non Traded REITs as previously outlined.

2)	Private Equity: Following the time of purchase, the advisor will immediately benchmark the security to a daily factor of the annual NOI growth estimates by sector, as published in Green Street Advisors’ Commercial Property Outlook. On a monthly basis, the advisor will determine an Estimated New Fair Value by adjusting for movement in underlying real estate values as indicated by The Green Street CPPI, adjusting the initial Fair Value by the estimated weighted average real estate return of each position using the breakdown of real estate sectors of the underlying position and the return of each real estate sector.

[1]	Please see the diagram in the Appendix for an explanation

o	For example, if a position were to have a 50% weight in Office and a 50% weight in Retail and the CPPI in a given month was 6% for Office and 0% for Retail, then the weighted average change in underlying real estate value would equal 3%.

Estimated New FV = FV x (<property A weight x property A CPPI> +<property B weight x property B CPPI>)

3)	Private Credit – Book Value Growth for a Basket of Publicly Traded Commercial Mortgage REITs: The Advisor will calculate a daily factor (the “Book Value Factor”) based on the estimates for book value growth for a basket of commercial mortgage REITs. This factor will be used to update the estimated fair value for each credit fund on a daily basis as follows:

Today’s Price (the “Estimated Fair Value”) = Yesterday’s Price * (1+ Book Value Factor)

The Book Value Factor will be the weighted average growth rate in estimated book value per share for the subsequent two quarters (based on Bloomberg consensus estimates for each of the component companies in the basket) divided by 70 (assumed business days per quarter). The factor will be updated on March 15, June 15, September 15, and December 15, unless those days fall on a weekend or holiday, in which case the factor will be updated on the first day on which the NYSE is open subsequent to the scheduled day.

On a monthly basis, the Advisor will determine an Estimated New Fair Value based on a separate factor (the “Alternative Factor”) derived from the quarterly charge off rate on commercial real estate loans published by the FDIC as follows:

Today’s Price (the “Estimated New Fair Value”) = Yesterday’s Price * (1+ Alternative Factor)

The Alternative Factor will be calculated as Change in FDIC Charge Off Rate over the most recent prior two quarters divided by 70 (assumed business days per quarter).

At each monthly Fair Value meeting, the Advisor will recommend whether to maintain the Estimated Fair Value as of month end or substitute the Estimated New Fair Value. Regardless of whether the Estimated Fair Value of the Estimated New Fair Value is used at month end, the “Book Value Factor” shall be used for intra month price changes unless the Advisor recommends otherwise due to extraordinary circumstances.

Considerations to adjust the Estimated New Fair Value

•	Following the calculation of the Estimated New Value, the Advisor will then review any secondary market trade data (if available in a timely manner) to determine if there have been any material relevant transactions, defined as a level of liquidity sufficient to have sold the Funds position (see Appendix). If such trades exist, then the Committee should consider using the weighted average price of secondary market transactions as the New Fair Value.

•	In addition, the Committee may review changes in the prices of Listed REITs to determine if there have been any material changes in price (defined as three times expected monthly volatility, see appendix). If this is the case, then the Committee should consider not making any changes that directionally contradict the change in listed traded REIT prices. For example, if Publicly Listed REIT prices have corrected -10% in a given month and the Estimated Fair Value represents an increase in fair value, then the Committee should consider not making an upward adjustment.

Quarterly – Adjustment to NAV of Private Investment Funds for Carried Interest

For each Private Investment Fund2 for which such Private Investment Fund’s sponsor, general partner, managing member or similar role does not include in the reported NAV the carried interest (actual or estimated) in the Private Investment Fund’s reported NAV, the Advisor will internally calculate an estimated carried interest and adjust the reported NAV for the Fund for such estimated carried interest.

In estimating the carried interest in such circumstances, the Advisor will take into consideration the IRR-based hurdles set forth in the underlying Private Investment Fund’s governing documents, which will be calculated based on cash flows provided by AFS assuming a hypothetical liquidation of the underlying Private Investment Fund at its period-end NAV.

The Advisor will reconcile the estimated carried interest to the actual carried interest (or any estimated or accrued carried interest) calculated and/or published by the underlying Private Investment Fund’s sponsor, general partner, managing member or similar role.

[2]	For purposes of RREDX, the term “Private Investment Fund” shall have the same meaning as the defined term “Private Real Estate Investment Funds” in RREDX’s Prospectus. For purposes of RCIF, the term “Private Investment Fund” shall have the same meaning as the defined term “Private Investment Funds” in RCIF’s Prospectus.

Third Party Data Sources

Fair Value Analysis and Information Sources

The manager constantly monitors trends in the Non Traded REIT market and takes into account information from many sources, which are listed below.

Sources:

•	Stanger Digest: weekly compilation of SEC and other filings by Non Traded REITs

•	Blue Vault: Monthly compilation and analysis of the major Non Traded REITs

•	Direct Investment Spectrum: Quarterly analysis of Non Traded REITs, including secondary market dynamics and pricing

Green Street Advisors’ Commercial Property Outlook

Green Street Advisor’s Commercial Property Outlook is a quarterly publication analyzing macro trends, operating fundamentals, and relative valuation in eight different property sectors.

The Green Street Commercial Property Price Index (CPPI)

The Green Street Commercial Property Price Index is a time series of unleveraged U.S. commercial property values that captures the prices at which commercial real estate transactions are currently being negotiated and contracted. Features that differentiate this index are its timeliness, its emphasis on high-quality properties, and its ability to capture changes in the aggregate value of the commercial property sector.

Key Attributes of The Green Street Commercial Property Price Index

•	Institutional Quality: Based on Green Street’s frequently updated estimates of private-market value for REIT portfolios across the five major property sectors (apartment, industrial, mall, office & strip retail). Because REITs own high-quality properties, the index measures the value of institutional-quality commercial real estate.

•	Timeliness: Other indices, based on either closed transactions or formal appraisals, reflect market prices from several months earlier. Also, the Green Street index value for a given month is released within days of a month-end, whereas other indices have a sizeable lag.

•	Gauge of Aggregate Values: Akin to familiar stock price indices (e.g., S&P 500), asset value weighting provides a gauge of aggregate (as opposed to average) values. Equal-weighted indices, by contrast, put the same emphasis on a small suburban strip center as they do a trophy Manhattan office building.

Central Trade and Transfer

http://www.cttauctions.com/

Central Trade and Transfer, LLC (“CTT”) is a Branch Office of Orchard Securities, LLC., Member FINRA/SiPC. CTT aims to provide liquidity to holders of “unlisted” securities through the secondary market, and allows buyers to potentially purchase these securities through secondary transfers at a discount to the original offering price, through CTT’s proprietary online auction systems.

REIT bid

http://www.reitbid.com/

REITbid is an online auction platform that matches buyers and sellers of shares in existing non-traded public REITs. This platform is powered by FRE.com, an advanced and proven online auction technology that is user-friendly. The platform is transparent and designed to create liquidity in what has formerly been considered an illiquid asset class.

Direct Investment Spectrum

http://dispectrum.com/

Direct Investments Spectrum, a bi-monthly newsletter that covers the investment arena consisting of non-listed real estate investment trusts (REITs), limited partnerships, limited liability companies (LLCs) and other direct investment programs. While most of these investment programs are publicly-held and registered with the Securities and Exchange Commission (SEC), they are not listed for trading on any recognized securities exchange. These investments are offered through FINRA-registered securities brokerage firms. The Spectrum covers prospective offerings, current offerings and programs that have completed their offering(s). The Spectrum also reports the prices at which interests in these programs have traded in the informal Secondary Market.

NCREIF

http://www.ncreif.org/

NCREIF is a not-for-profit trade association that gives its membership and the academic and investment community improved commercial real estate data, performance measurement, investment analysis, information standards, education, and peer group interaction.

NAREIT

http://www.reit.com/

NAREIT®, the National Association of Real Estate Investment Trusts®, is the worldwide representative voice for REITs and publicly traded real estate companies with an interest in U.S. real estate and capital markets. NAREIT's members are REITs and other businesses throughout the world that own, operate, and finance income-producing real estate, as well as those firms and individuals who advise, study, and service those businesses.

Appendix

The chart below shows the relationship between direct real estate (NCREIF) and listed real estate (NAREIT). We can see that listed REITs are extremely volatile compared to direct real estate. Daily NAV Non Traded REITs, such as the Cole Real Estate Income Strategy Daily NAV, Inc, have a rolling valuation of their portfolio over the quarter by a third party and daily value liquids and accruals. We have about 2 years of data which shows a close match, as supported by the second chart below.

Private Real Estate (NCREIF) versus Listed Real Estate (NAREIT) Returns

Private Real Estate (NCREIF) and Cole Real Estate Income Strategy Daily NAV

Fair Value Pricing Method for Non Traded REITs

↓

Do secondary market trades provide reliable information? Could we have executed in that market? Use this formula to determine:

Volume traded*20%= x

Our position= y

If x is greater than or = to y, then it is relevant information.

Yes

If yes, we should consider using the Direct Investment Spectrum weighted average price

No

Leave the price as the estimated New Fair Value.

Has there been a significant deviation in publicly traded REITs? Significant = 3x expected monthly volatility (which is +/- 1.5%)

Yes

Relevant and the consequence is that we should consider the case against making any changes that directionally contradict change in publicly traded REIT prices.

No

It's irrelevant.

Fair Value Pricing Method for Private Equity Funds

The Fair Value Committee for RCIF shall determine the fair value of securities by utilizing the following criteria:

The fair valuing of any security will be reviewed by the Fair Value Committee no less than monthly.

Level 1 – quoted prices in active markets for identical securities.

The Advisor will review any transaction prices available in these markets and after making an assessment of materiality (whether prices are the result of an “active market”), may fair value to these prices, or use the data in its fair value determination.

Level 2 – other significant observable inputs.

This Level of valuation applies to primarily two types of assets:

1)	Private Credit Funds: For each Private Credit Fund, whose primary strategy is not to directly originate middle market loans, the Advisor will benchmark each asset type to an appropriate index for the purposes of daily fair value calculations. For each Private Credit Fund, whose primary strategy is to directly originate middle market loans, the Advisor will calculate a daily factor (the “Book Value Factor”) based on a basket of projected weighted book values of publicly traded BDCs. This factor will be used to update the estimated fair value for each Private Credit Fund, whose primary strategy is to directly originate middle market loans, as follows:

Book Value Factor = ((WtdAvgBV2/WtdAvgBV1) – 1)/BusinessDays, where

WtdAvgBV1 = The projected weighted average book value for the basket of BDCs at the end of the calendar year quarter that is one quarter subsequent to the current quarter. The book value number used for each component company of the basket will be the consensus book value projection as reflected on Bloomberg.

WtdAvgBV2 = The projected weighted average book value for the basket of BDCs at the end of the calendar year quarter that is two quarters subsequent to the current quarter. The book value number used for each component company of the basket will be the consensus book value projection as reflected on Bloomberg.

BusinessDays = Number of business days in the quarter assumed to be 70

The daily price for each qualifying Private Credit Fund will then be calculated using the BookValueFactor as follows:

Today’s Price = Yesterday’s Price * (1 + BookValueFactor)

The basket of BDCs will be updated by the Advisor to the extent that any of the listed BDCs is taken private or new BDCs that meet the criteria for the basket become publicly traded.

On a monthly and/or quarterly basis, the Advisor will reconcile the value reflected by the fair value methodology set forth above to the NAV published by the Private Credit Fund sponsor.

2)	Loans and other assets: With regard to investments in bank loans traded in a dealer market, the Investment Adviser will value the investment using the average between the bid and offer price reported at the close of the prior business day for the bank loans involved by the independent pricing service provided the reliability of such prices provided are indicative of market value

For other assets in the portfolio for which there aren’t prices quoted daily in active markets, pricing information will be obtained from third-party broker marks and recent transaction data. In the absence of such data, the appropriate benchmark, as outlined above, will be applied to the asset for the purposes of daily value calculations.

Level 3 – significant unobservable inputs (including a Fund's own assumptions in determining the fair value of investments).

The Advisor maintains its own internal valuation calculation for each position, based on commonly accepted inputs - primarily Discounted Cash Flow (DCF).

Discounted Cash Flow: The Advisor will determine the present value of expected future cash flows, discounted by the total return hurdle the Advisor deems appropriate given its assessment of the risk of the cash flows.

Internal valuations will be used as a supplemental input for any fair value decisions, and will be presented to the Fair Value Committee each meeting.

Fair Value Committee

The Fair Value Committee (FVC) will meet no less than monthly to review the fair value pricing for any applicable holdings. The Fair Value Committee shall take into account the relevant factors and surrounding circumstances, which may include: (i) the nature and pricing history of the security; (ii) whether any dealer quotations for the security are available; (iii) possible valuation methodologies that could be used to determine the fair value of the security; (iv) the recommendation of the portfolio manager of the Fund with respect to the valuation of the security; (v) whether the same or similar securities are held by other Funds managed by the Adviser or other Funds and the method used to price the security in those Funds; (vi) the extent to which the fair value to be determined for the security will result from the use of data or formulae produced by third parties independent of the Adviser; and (vii) the liquidity or illiquidity of the market for the security.

Fair Value Committee Members:

1.	President of the Fund

2.	Portfolio Managers of the Fund

3.	Rotating Board Member (Independent Board Member)*

4.	Chief Compliance Officer of the Fund*

5.	Treasurer of the Fund*

6.	Jeffrey Blomstrom*

7.	ALPS Representatives (Fund Administrator):

-	Administration Personnel

-	Accounting Personnel

______________________________

* = voting member of the Fair Value Committee

In addition to the Fair Value Committee members listed above, other persons associated with the Funds and/or the Adviser(s) and involved in investment activity and/or administration of the Funds may be invited participants.

Policy Application to Portfolio Investments

Listed Securities

•	Priced at market value as determined by quoted prices in active markets for identical securities.

Non Listed Securities

At time of purchase

•	Fair Value assets recorded as the purchase price at time of purchase, as stipulated in the Level 1 pricing. The most recent relevant trade in the security in question will be the actual purchase price and so the most readily available market price.

Following the time of purchase

Estimated New Fair Value

•	Following the time of purchase, the Advisor will immediately benchmark the security to the average change in value in the relevant benchmarks. The Advisor will adjust the initial Fair Value by benchmarking each of the underlying position asset classes sectors to the appropriate index and calculating a weighted movement in daily value.

o	For example, if a position were to have a 50% weight in Direct Loans and a 50% weight in High Yield Bonds, and the movement for the day was 0% for Direct Loans and .5% for High Yield Bonds, then the weighted average change in underlying value would equal .25%.

Estimated New FV = FV x (<asset class A weight x  in asset class A benchmark> +< asset class B weight x  in asset class B benchmark >)

•	On a monthly and/or quarterly basis, the Advisor will determine an Estimated New Fair Value by adjusting for movement in the underlying asset values as indicated by third-party asset valuations.

Quarterly – Adjustment to NAV of Private Investment Funds for Carried Interest

For each Private Investment Fund2 for which such Private Investment Fund’s sponsor, general partner, managing member or similar role does not include in the reported NAV the carried interest (actual or estimated) in the Private Investment Fund’s reported NAV, the Advisor will internally calculate an estimated carried interest and adjust the reported NAV for the Fund for such estimated carried interest.

In estimating the carried interest in such circumstances, the Advisor will take into consideration the IRR-based hurdles set forth in the underlying Private Investment Fund’s governing documents, which will be calculated based on cash flows provided by AFS assuming a hypothetical liquidation of the underlying Private Investment Fund at its period-end NAV.

The Advisor will reconcile the estimated carried interest to the actual carried interest (or any estimated or accrued carried interest) calculated and/or published by the underlying Private Investment Fund’s sponsor, general partner, managing member or similar role.

Third Party Data Sources

Fair Value Analysis and Information Sources

The Advisor constantly monitors trends in the credit market and takes into account information from many sources, which are listed below.

Sources:

•	BlueVault: Objective, fact-based data and commentary on public non traded BDCs in the form of research reports, newsletters and educational tools.

•	Markit: Provides robust valuation and pricing methodology for loans as well as equity volatility data and securities lending data for stocks and bonds.

•	Bloomberg: Real time access to global market data and analytics.

•	JPMorgan, UBS, and other reputable third-party brokerage firms.

Leverage Loans

S&P/LSTA Leveraged Loan Index (SPBDAL) - https://www.lcdcomps.com/d/pdf/IndexManual.pdf

The S&P/LSTA Leveraged Loan Index (LLI) covers the U.S. market back to 1997 and currently calculates on a daily basis. This index is run in partnership between S&P and the Loan Syndications & Trading Association, the loan market’s trade group.

S&P European Leveraged Loan Index (SPBDEL) - https://www.lcdcomps.com/d/pdf/IndexManual.pdf

A market-value-weighted index designed to measure the performance of the European institutional leveraged loan market. On a real-time basis, the ELLI tracks the current outstanding balance and spread over EURIBOR for fully funded term loans. The facilities included in the ELLI represent a broad cross section of leveraged loans syndicated in Europe.

High Yield Bonds

Barclays U.S. Corporate High Yield Index (LF98TRUU)– https://index.barcap.com/Benchmark_Indices/Aggregate/Bond_Indices

Measures the USD-denominated, high yield, fixed-rate corporate bond market. Securities are classified as high yield if the middle rating of Moody’s, Fitch and S&P is Ba1/BB+/BB+ or below. Bonds from issuers with an emerging markets country of risk, based on Barclays EM country definition, are excluded. The US Corporate High Yield Index is a component of the US Universal and Global High Yield Indices. The index was created in 1986, with history backfilled to July 1, 1983.

JPMorgan European Currency High Yield Index (JPEY)

Designed to mirror the investable universe of the European-currency denominated high-yield corporate debt market, including domestic and international issues. The index was established in January 1999. Minimum outstanding amount for issues is $75M.

Collateralized Loan Obligations

JP Morgan US CLO Index (CLOIE) – https://www.jpmorgan.com/pages/detail/1402985870697

As the first US CLO index of its kind, CLOIE offers total returns and analytics based on observable pricings of a representative pool of bonds following a stated methodology, and is published daily. The index holistically captures the USD-denominated CLO market, representing over 3,000 instruments at a total par value of US $236.1 billion.

Distressed Debt

Bloomberg USD Distressed Corporate Bond Index (BXDIS)

A subset of the Bloomberg High Yield Corporate Index, this index is designed to measure the performance of U.S. dollar bonds that are priced by the market to be in serious financial stress. There is no universal definition of distressed, but it is typically identified by a combination of high spreads and low ratings.

JPMorgan European Currency High Yield Index (JPEY)

Designed to mirror the investable universe of the European-currency denominated high-yield corporate debt market, including domestic and international issues. The index was established in January 1999. Minimum outstanding amount for issues is $75M.

Other – any assets that do not fall within the above categorizations

S&P/LSTA Leveraged Loan Index (SPBDAL) - https://www.lcdcomps.com/d/pdf/IndexManual.pdf

The S&P/LSTA Leveraged Loan Index (LLI) covers the U.S. market back to 1997 and currently calculates on a daily basis. This index is run in partnership between S&P and the Loan Syndications & Trading Association, the loan market’s trade group.

(e) Effectiveness of Fair Value Committee Determinations.

(i) Period of Effectiveness. Determination by the Fair Value Committee that a security held by the Fund should be valued in a particular manner shall be effective for all subsequent calculations of the Fund's NAV until such time as either

(A) the Fund no longer owns the security in question;

(B) a Fair Value Determination is no longer required for the security; or

(C) the Fair Value Committee determines to modify or terminate its prior determination with respect to the security.

(ii) Securities for which a Price Becomes Available. In the event that a Fair Value Determination is no longer required for a security that has been valued by the Fair Value Committee based on such a determination, the security shall be valued in accordance with Section 3. The change in valuation shall occur upon notice from the Fair Value Committee to AFS.

SECTION 5. FAIR VALUE DETERMINATIONS - SPECIAL CIRCUMSTANCES

RREDX:

Non-Traded REITS and Illiquid Securities.

(i) In determining the fair value of non-traded REITS and other illiquid securities, the Investment Adviser shall value such security based upon the contemporaneous cost of the security.

(ii) On a monthly basis, the Fair Value Committee shall meet to review the valuations assigned to Non-Traded REITS and Illiquid Securities held by the Fund pursuant to the methodology set forth in Section 4 of these procedures.

Notwithstanding the foregoing, if the Investment Adviser, in its sole discretion, determines that the value of any Non-Traded REIT or illiquid security has changed intra quarter, then an intra-quarter meeting of the Fair Value Committee may be called.

RRDEX and RCIF:

The fair value methodologies set forth herein have been established for the purposes of determining the fair value of each Fund’s assets, which represents the amount that the Fund could reasonably expect to receive if the Fund’s investment in the security were sold at the time of valuation, based on information reasonably available at the time the valuation is made and that the Board of Trustees believes to be reliable.

If the Advisor believes that the current methodologies are not appropriate to fair value a Fund’s investment, the Advisor may make a request of the FVC for the respective Fund to make a change to and/or revise its fair value methodology(ies) (“Request”).

Each Request will be made in writing to the Fund’s FVC and shall indicate the reason(s) for the Request. A special meeting of the FVC will be called for the respective Fund and the FVC will meet to consider the Request.

Each Request and any action(s) taken by the FVC in response to any such Request, including the minutes from such FVC meeting, will be disclosed to the full Board of Trustees and ratified at the next regularly scheduled quarterly Board meeting.